EXHIBIT 99.1

SACRAMENTO, CA - MAY 21, 2001


                AMERICAN RIVER HOLDINGS BOARD APPOINTS CHAIRMAN


Sacramento, CA - May 21, 2001 - (Nasdaq: AMRB) - American River Holdings (the Company) parent of American River Bank, North Coast Bank and first source capital, announced today that in a planned change in position, Sam J. Gallina has retired as Chairman of the Board and Charles D. Fite has been appointed as the new Chairman. This appointment took place at the Company's regular Board meeting held May 16, 2001.

Mr. Gallina, a member of the Board of Directors since 1986, will continue to serve on the Company's Board of Directors and its affiliates, first source capital and American River Bank. He will also continue to serve on the Executive Committee of the Company's Board.

Mr. Fite has been a Director since 1993 and has been the Chairman of the Board of American River Bank, the Company's largest affiliate. He is President of Fite Development Company, a real estate development firm in Sacramento. He will continue to be the Chairman of American River Bank and now will also be the Chairman of first source capital.

"I am pleased to be able to follow the wise and dedicated leadership of Mr. Gallina, and look forward to the continued success of American River Holdings and its subsidiaries," comments Mr. Fite.

Mr. Gallina joined the Board in 1986 and has retired as the founding partner of S.J. Gallina & Co., LLP, a certified public accounting firm in Northern California.

Related websites:
www.amrb.com
www.americanriverbank.net
www.firstsourcecapital.com
www.northcoastbank.com





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